Exhibit 99.1

Andy Wold

(425) 468-7676

FOR IMMEDIATE RELEASE

PACCAR Announces Strong Growth in Sales and Earnings

July 24, 2003, Bellevue, Washington — “PACCAR Inc reported higher sales and net income for the second quarter and first half of 2003 compared with the same periods a year ago,” said Mark C. Pigott, chairman and chief executive officer.

Second quarter net sales and financial services revenues were $2.0 billion, 12 percent higher than the $1.8 billion reported for the comparable period in 2002.  Net income of $124.1 million ($1.06 per diluted share) increased 68 percent from the $73.7 million ($.63 per diluted share) earned in the second quarter last year.

Net sales and financial services revenues for the first six months of 2003 were $3.9 billion compared to $3.3 billion last year.  For the first six months of 2003, PACCAR reported net income of $234.9 million ($2.01 per diluted share) compared to $120.9 million ($1.04 per diluted share) in 2002.  Second quarter after-tax return on sales was 6.5 percent.  Annualized after-tax return on beginning equity was 18.0 percent.

“PACCAR has reinforced its position as a leading growth company in the capital goods and financial services sectors, with an impressive record of 63 consecutive years of earnings, product quality leadership and innovative customer care initiatives during its 98-year history,” said Pigott.  “PACCAR has paid a dividend every year since 1941 and has increased its regular quarterly dividend 120 percent in the past five years.”

“PACCAR’s excellent balance sheet and steady growth have enabled the company to continuously invest in its manufacturing, aftermarket parts and financial services business,” added Pigott.  “PACCAR is expanding its parts distribution center in Atlanta, Georgia by 80,000 square feet and is building a 100,000-square-foot parts facility at Leyland, U.K.  In addition, the company is installing automated paint processes in its truck facilities and has commenced construction of  Kenworth’s new engineering research center in Renton, Washington.  PACCAR is well positioned for the future, while many competitors are struggling as they reorganize their operations, due to being burdened by high cost structures and significant pension and post-retirement liabilities.”

Global Truck Market Update

“Second quarter industry heavy-duty truck orders in North America increased almost 10 percent over first quarter order intake,” noted David Hovind, vice chairman.  “Truck operators are more comfortable with the new engine technology and are benefiting from a slight improvement in freight tonnage and rate increases.  The superior quality, reliability, and resale value of Kenworth, Peterbilt, DAF and Foden trucks have contributed to the excellent operating performance of their customers throughout the business cycle.   Kenworth and Peterbilt Class 6-7 trucks have increased their market share to over 8 percent.  Kenworth or Peterbilt has earned the J.D. Power and Associates Customer Satisfaction StudySM* award for Class 6-7 trucks in each of the previous four years.”

“European industry heavy-duty truck sales are expected to decline for the year by 5 percent compared to 2002,” added Tom Plimpton, president.  “DAF is celebrating its 75-year anniversary and in the over 15T market has increased its market share to 12.8 percent.  DAF’s long-term market share target is to earn a comparable share to PACCAR’s Class 8 results in North America.”

Financial Services Earnings Set Quarterly Record

PACCAR’s Financial Services segment represents a portfolio of nearly 115,000 trucks and trailers, with total assets of over $5.3 billion.  Included in this segment is PACCAR Leasing, a major full-service truck leasing company in North America, with a fleet of over 15,000 vehicles.

Second quarter revenues were $117.1 million, compared to $107 million in the same quarter of 2002, while record pretax income of $28.8 million increased 92 percent from $15.0 million in the second quarter last year.  For the six-month period, revenues increased to $230.7 million compared to $211.8 million for the same period a year ago.  First-half pretax income was $55.5 million compared to $24.7 million in 2002.

“PACCAR’s Financial Services companies continue to profitably support the sale of PACCAR trucks throughout North America, Europe and Australia with a comprehensive portfolio of finance, lease and insurance products,” said Mike Tembreull, vice chairman.  “Higher earning assets, lower credit losses and improved finance margins are driving the year-over-year income improvements.”

 “PacLease is launching new sales offices in six cities in the eastern United States to capitalize on market opportunities.  PACCAR Financial Europe (PFE) is continuing to attract new business as dealers and customers recognize PFE as a leading commercial vehicle finance company in Europe,” added Tembreull.

PACCAR is a global technology leader in the design, manufacture and customer support of high-quality light-, medium- and heavy-duty trucks under the Kenworth, Peterbilt, DAF and Foden nameplates. It also provides financial services and distributes truck parts related to its principal business. In addition, the Bellevue, Washington-based company manufactures winches under the Braden, Gearmatic and Carco nameplates.

PACCAR will hold a conference call with securities analysts to discuss second quarter and first half 2003 earnings on July 24, 2003, at 8:30 a.m. Pacific time.  Interested parties may listen to the call by selecting "Live Webcast" at PACCAR's homepage.

PACCAR shares are traded on the Nasdaq Stock Market, symbol PCAR, and its homepage can be found at www.paccar.com.

*   J.D. Power and Associates 1999-2002 Medium-Duty Truck Customer Satisfaction StudiesSM, Medium-Duty Truck defined as Gross Vehicle Weight Class 5, 6 or 7 truck.  www.jdpower.com.

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PACCAR Inc
SUMMARY INCOME STATEMENTS
(in millions*)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2003	2002	2003	2002

Truck and Other:
Net sales and revenues	$1,895.1	$1,694.8	$3,698.3	$3,091.5
Cost of sales and revenues	1,656.4	1,500.0	3,234.4	2,755.8
Selling, general and administrative	86.9	90.6	175.7	178.6
Interest and other, net	.5	8.3	2.0	10.9
Truck and Other Income Before Income Taxes	151.3	95.9	286.2	146.2

Financial Services:
Revenues	117.1	107.0	230.7	211.8
Costs and expenses	88.3	92.0	175.2	187.1
Financial Services Income Before Income Taxes	28.8	15.0	55.5	24.7
Investment income	11.0	3.7	21.7	13.1
Total Income Before Income Taxes	191.1	114.6	363.4	184.0
Income taxes	67.0	40.9	128.5	63.1
Net Income	$124.1	$73.7	$234.9	$120.9

Net Income Per Share:
Basic	$1.06	$.64	$2.02	$1.05
Diluted	$1.06	$.63	$2.01	$1.04

Weighted Average Shares Outstanding:
Basic	116.5	115.6	116.3	115.5
Diluted	117.3	116.5	117.0	116.4
Dividends declared per share	$.22	$.20	$.42	$.40

* Except per share amounts.

PACCAR Inc
CONDENSED BALANCE SHEETS
(in millions of dollars)

	June 30	December 31
	2003	2002
ASSETS
Truck and Other:
Cash and marketable debt securities	$1,458.4	$1,273.4
Trade and other receivables, net	500.7	404.7
Inventories	295.6	310.6
Property, plant and equipment, net	833.7	818.4
Equipment on lease, taxes and other	854.7	783.1
Financial Services Assets	5,367.0	5,112.3
	$9,310.1	$8,702.5

LIABILITIES AND STOCKHOLDERS’ EQUITY
Truck and Other:
Accounts payable, deferred revenues and other	$2,129.9	$1,955.6
Dividend payable		71.4
Term debt	52.8	71.6
Financial Services Liabilities	4,177.3	4,003.2
STOCKHOLDERS’ EQUITY	2,950.1	2,600.7
	$9,310.1	$8,702.5

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